Exhibit 5.1

June 14, 2012

HomeStreet, Inc.

Two Union Square Suite 2000

600 Union Street

Seattle, Washington 98201

Re:	Registration Statement on Form S-8 Filed by HomeStreet, Inc.

Ladies and Gentlemen:

We have acted as counsel for HomeStreet, Inc., a Washington corporation (the “Company”), in connection with the resale by certain selling shareholders of up to 99,042 shares (the “Shares”) of the Company’s common stock, no par value, granted pursuant to the HomeStreet, Inc. 2010 Equity Incentive Plan.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Washington Business Corporation Act as currently in effect, and we express no opinion as to the effect of any other law of the State of Washington or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/S/ Davis Wright Tremaine LLP